Execution Copy	EXHIBIT 4.3

Grant Prideco, Inc.
and the Subsidiary Guarantors
Named in the Indenture Referred to Below
SUPPLEMENTAL INDENTURE
relating to
9% SENIOR NOTES DUE 2009
Dated as of July 27, 2005
WELLS FARGO BANK, N.A.
Trustee
9% Senior Notes due 2009

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     SUPPLEMENTAL INDENTURE, dated as of July 27, 2005, among GRANT PRIDECO, INC., a Delaware corporation (“Grant Prideco”), the Guarantors named in the Indenture (as defined below) and Wells Fargo Bank, N.A., as trustee under the Indenture (as defined below) (the “Trustee”).
W I T N E S S E T H :
     WHEREAS, Grant Prideco, the Guarantors and the Trustee are parties to an Indenture, dated as of December 4, 2002 (as amended and supplemented through the date hereof, the “Indenture”), providing for the issuance of the 9% Senior Notes due 2009 (the “Notes”);
     WHEREAS, this Supplemental Indenture is being executed pursuant to the Offer to Purchase and Consent Solicitation Statement of Grant Prideco, dated July 13, 2005, and the related Consent and Letter of Transmittal (collectively, the “Statement”);
     WHEREAS, pursuant to the terms of the Statement, Grant Prideco commenced a cash tender offer for any and all outstanding Notes and solicited the consents of the Holders of the Notes to amend certain provisions of the Indenture, as set forth below (the “Proposed Amendments”);
     WHEREAS, Section 10.02 of the Indenture provides that the Indenture may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding, subject to certain exceptions specified in Section 10.02 of the Indenture;
     WHEREAS, the execution and delivery of this Supplemental Indenture and the adoption of the Proposed Amendments by Grant Prideco, the Guarantors and the Trustee has been authorized by the written consent of the Holders of a majority in aggregate principal amount of the Notes outstanding as of the date hereof; and
     WHEREAS, the execution and delivery of this Supplemental Indenture by Grant Prideco has been authorized by Board Resolutions of Grant Prideco and the Guarantors and, subject to the conditions set forth in the Statement, all acts, conditions and requirements necessary to make this Supplemental Indenture a valid and binding agreement in accordance with its terms and for the purposes herein set forth have been done and taken, and the execution and delivery of this Supplemental Indenture have been in all respects duly authorized;
     NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt of which is hereby acknowledged, Grant Prideco, the Guarantors and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders as follows:
1.	Amendments
     Subject to Section 2 below, the following provisions of the Indenture shall be amended as follows:
     1.1 Amendments to Article 1. All terms defined or listed in Section 1.01 (Definitions) and Section 1.02 (Other Definitions) of the Indenture that appear only in the

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sections of the Indenture deleted by Sections 1.2, 1.3, 1.4 and 1.5 of this Supplemental Indenture are hereby deleted and replaced with the phrase “[Intentionally Omitted]”. All references to such deleted terms in the Indenture are also hereby deleted in their entirety.
     1.2 Amendments to Article 3. Section 3.08 (Repurchase at the Option of Holders) of the Indenture is hereby deleted in its entirety and replaced with the phrase “[Intentionally Omitted]”. All references to such deleted section in the Indenture is also hereby deleted in its entirety.
     1.3 Amendments to Article 4. Each of Section 4.03 (Reports), Section 4.04 (Compliance Certificate), Section 4.05 (Taxes), Section 4.06 (Stay, Execution and Usury Laws), Section 4.07 (Restricted Payments), Section 4.08 (Dividend and Other Payment Restrictions Affecting Subsidiaries), Section 4.09 (Incurrence of Indebtedness and Issuance of Preferred Stock), Section 4.10 (Transactions with Affiliates), Section 4.11 (Liens), Section 4.12 (Additional Subsidiary Guarantees), Section 4.13 (Designation of Restricted and Unrestricted Subsidiaries), Section 4.15 (Asset Sales), Section 4.16 (Offer to Repurchase Upon a Change of Control), Section 4.17 (Limitations on Line of Business), Section 4.18 (Sale and Leaseback Transactions), Section 4.19 (Payments for Consent) and Section 4.20 (Suspension of Covenants) of the Indenture is hereby deleted in its entirety and replaced with the phrase “[Intentionally Omitted]”. All references to such deleted sections in the Indenture are also hereby deleted in their entirety.
     1.4 Amendments to Article 5. Each of the clauses (b)(iii) and (b)(iv) of Section 5.01 (Merger, Consolidation or Sale of Assets) of the Indenture is hereby deleted in its entirety and replaced with the phrase “[Intentionally Omitted]”. All references to such deleted clauses in the Indenture are also hereby deleted in their entirety.
     1.5 Amendments to Article 6. Each of the clauses (c), (d), (e), (f) and (g) of Section 6.01 (Events of Default) of the Indenture is hereby deleted in its entirety and replaced with the phrase “[Intentionally Omitted]”. All references to such deleted clauses in the Indenture are also hereby deleted in their entirety.
2.	Operation of Supplemental Indenture
     This Supplemental Indenture and the Proposed Amendments will become effective as of, and subject to, the acceptance for purchase and payment by Grant Prideco of Notes validly tendered and not withdrawn pursuant to the Statement representing a majority of the aggregate principal amount at maturing of Notes outstanding.
3.	Concerning the Trustee
     The Trustee accepts the trusts of the Indenture, as supplemented by this Supplemental Indenture, and agrees to perform the same, but only upon the terms and conditions set forth in the Indenture, as supplemented by this Supplemental Indenture, to which the parties hereto and the Holders from time to time of the Notes agree and, except as expressly set forth in the Indenture, as supplemented by this Supplemental Indenture, shall incur no liability or responsibility in respect thereof. Without limiting the generality of the foregoing, the Trustee assumes no responsibility for the correctness of the recitals herein contained, which shall be

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taken as the statements of Grant Prideco. The Trustee makes no representation and shall have no responsibility as to the validity or sufficiency of this Supplemental Indenture.
4.	Miscellaneous
     4.1 Terms Defined in the Indenture. For all purposes of this Supplemental Indenture, except as otherwise expressly provided herein or unless the context otherwise required, capitalized terms used herein but not otherwise defined have the meanings ascribed to them in the Indenture.
     4.2 Indenture Remains in Full Force and Effect. Except as supplemented hereby, all provisions in the Indenture shall remain in full force and effect.
     4.3 Indenture and Supplemental Indenture Construed Together. This Supplemental Indenture is an indenture supplemental to and in implementation of the Indenture, and the Indenture and this Supplemental Indenture shall henceforth be read and construed together.
     4.4 Confirmation and Preservation of Indenture. The Indenture as supplemented by this Supplemental Indenture is in all respects confirmed and preserved.
     4.5 Conflict with Trust Indenture Act. If any provision of this Supplemental Indenture limits, qualifies or conflicts with any provision of the TIA that is required under the TIA to be part of and govern any provision of this Supplemental Indenture, the provision of the TIA shall control. If any provision of this Supplemental Indenture modifies or excludes any provision of the TIA that may be so modified or excluded, the provision of the TIA shall be deemed to apply to the Indenture as so modified or to be excluded by this Supplemental Indenture, as the case may be.
     4.6 Severability. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
     4.7 Benefits of Supplemental Indenture. Nothing in this Supplemental Indenture or the Notes, express or implied, shall give to any person, other than the parties hereto and thereto and their successors hereunder and thereunder and the Holders of the Notes, any benefit of any legal or equitable right, remedy or claim under the Indenture, this Supplemental Indenture or the Notes.
     4.8 Successors. All agreements of Grant Prideco and the Guarantors in this Supplemental Indenture shall bind their respective successors. All agreements of the Trustee in this Supplemental Indenture shall bind its successors.
     4.9 Certain Duties and Responsibilities of the Trustee. In entering into this Supplemental Indenture, the Trustee shall be entitled to the benefit of every provision of the Indenture and the Notes relating to the conduct or affecting the liability or affording protection to the Trustee, whether or not elsewhere herein so provided.

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     4.10 Governing Law. This Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York but without giving effect to applicable principles of conflicts of law to the extent that the application of the laws of another jurisdiction would be required thereby.
     4.11 Multiple Originals. The parties may sign any number of copies of this Supplemental Indenture, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
     4.12 Headings. The Article and Section headings herein are inserted for convenience of reference only, are not intended to be considered a part hereof and shall not modify or restrict any of the terms or provisions hereof.
     4.13 The Trustee. The Trustee shall not be responsible in any manner for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which are made by Grant Prideco and the Guarantors.
     IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first written above.

GRANT PRIDECO, INC.
By:	/s/ Philip A. Choyce
	Name:	Philip A. Choyce
	Title:	Vice President, General Counsel and Secretary

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XL SYSTEMS, L.P.
      By Grant Prideco Holding, LLC, its general
            partner
GRANT PRIDECO, L.P.
      By Grant Prideco Holding, LLC, its general
            partner
PLEXUS DEEPWATER TECHNOLOGIES LTD.
      By Grant Prideco Holding, LLC, its general
            partner
XL SYSTEMS INTERNATIONAL, INC.
GP EXPATRIATE SERVICES, INC.
GRANT PRIDECO HOLDING, LLC
GRANT PRIDECO PC COMPOSITES HOLDINGS, LLC
TA INDUSTRIES, INC.
TUBE-ALLOY CAPITAL CORPORATION
TUBE-ALLOY CORPORATION
TAI HOLDING, INC.
INTELLIPIPE, INC.
GRANT PRIDECO MARINE PRODUCTS
AND SERVICES INTERNATIONAL INC.
REEDHYCALOG INTERNATIONAL
HOLDING, LLC
REEDHYCALOG NORWAY, LLC
REEDHYCALOG COLOMBIA, LLC
REEDHYCALOG AZERBAIJAN, LLC
REEDHYCALOG ARGENTINA, LLC
REEDHYCALOG KAZAKHSTAN, LLC
REEDHYCALOG UTAH, LLC
REEDHYCALOG CIS, LLC
REEDHYCALOG THAILAND, LLC

By:	/s/ James M. Mitchell
	Name:	James M. Mitchell
	Title:	Treasurer

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GRANT PRIDECO USA, LLC GP USA HOLDING, LLC GRANT PRIDECO FINANCE, LLC GRANT PRIDECO EUROPEAN HOLDING, LLC
By:	/s/ Sal Segreto
	Name:	Sal Segreto
	Title:	President

WELLS FARGO BANK, N.A., as Trustee
By:	/s/ Melissa Scott
	Name:	Melissa Scott
	Title:	Vice President